Exhibit 10.1

Triple P N.V.

Consolidated Financial Statements

Triple P N.V.

Report of Independent Auditors

To the Shareholders and Supervisory Board of Triple P N.V.,

We have audited the accompanying consolidated balance sheet of Triple P N.V. as of December 31, 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended. Our audit also included the financial statement schedule attached to the consolidated financial statements. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit. The consolidated financial statements and financial statement schedule of Triple P N.V. and subsidiaries for the fiscal years ended December 31, 2001 and 2000, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those statements in their report dated February 7, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Triple P N.V. at December 31, 2002 and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

March 4, 2003
Eindhoven, The Netherlands
Ernst & Young Accountants

Triple P N.V.

Report of Independent Auditors (former Auditor)

This report is a copy of a report previously issued by Arthur Andersen in connection with Triple P N.V.’s filing on Form 20-F for the year ended December 31, 2001.  The report has not been re-issued by Arthur Andersen nor has Arthur Andersen provided a consent to the inclusion of its report in this Form 20-F.

To Triple P N.V.

We have audited the accompanying consolidated balance sheets of Triple P N.V. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Triple P N.V.. and subsidiaries at December 31, 2000 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended at December 31, 2001 in conformity with accounting principles generally accepted in the United States.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commissions rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

February 7, 2002
Eindhoven,The Netherlands
Arthur Andersen

Triple P N.V.

Consolidated Balance Sheets

(in thousands, except shares and per share amounts)

	At December 31,
	2001	2002
	EUR	EUR
Assets
Current Assets
Cash and cash equivalents	1,010	4,207
Restricted cash	59	59
Accounts receivable, net of an allowance for doubtful accounts of EUR 1,155 in 2001 and EUR 1,202 in 2002	15,291	12,090
Inventories	3,916	3,136
Prepaid expenses and other current assets	3,336	1,870
Current assets of discontinued operations	1,860	—
Total current assets	25,472	21,362

Non-Current Assets
Property and equipment, at cost	4,603	3,999
Less: accumulated depreciation and amortization	2,365	2,375
Net property and equipment	2,238	1,624
Non-current assets of discontinued operations	165	—
Total non-current assets	2,403	1,624
Total assets	27,875	22,986

Liabilities and shareholders’ equity
Current liabilities
Short-term part of long-term liabilities	485	470
Accounts payable	7,835	8,444
Accrued liabilities	7,147	5,213
Customer deposits	1,369	665
Deferred revenue	4,084	3,981
Restructuring reserve	—	715
Current liabilities of discontinued operations	1,643	—
Total current liabilities	22,563	19,488

Long-term liabilities
Pension obligations	190	259
Reserve for anticipated loss on disposition of discontinued operations	628	—
Other long-term liabilities	1,002	725
Total long-term liabilities	1,820	984
Total liabilities	24,383	20,472

Commitments and Contingencies (Note 7)

Shareholders’ equity:
Preferred shares, EUR 0.04 par value per share; Authorized - 19,750,000 shares; Outstanding - none	—	—
Common shares, EUR 0.04 par value per share; Authorized - 43,750,000 shares; Outstanding - 30,469,345 shares	1,219	1,219
Additional paid-in capital	53,293	53,293
Accumulated deficit	(50,906)	(51,998)
Cumulative translation adjustment	(114)	—
Total shareholders’ equity	3,492	2,514
Total liabilities and shareholders’ equity	27,875	22,986

The accompanying notes are an integral part of these consolidated financial statements.

Triple P N.V.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	At December 31,
	2000	2001	2002
	EUR	EUR	EUR
Net revenues	122,353	110,874	96,373
Cost of revenues	100,252	91,793	79,438
Gross Profit	22,101	19,081	16,935

Sales and marketing expense	10,227	9,743	9,777
Research and development expense	661	—	—
General and administrative expense	5,770	4,658	5,660
Goodwill amortization	191	189	—
Restructuring charge	—	—	1,370
Total operating expenses	16,849	14,590	16,807

Operating income from continuing operations	5,252	4,491	128

Interest income	68	197	—
Interest expense	(409)	(360)	(417)
Other income (expense), net	(176)	(82)	(231)
Total other income (expense), net	(517)	(245)	(648)

Net income (loss) from continuing operations	4,735	4,246	(520)

Profit (loss) from discontinued operations	326	(377)	—
Profit (loss) on disposal of discontinued operations, including a provision for estimated operating losses during disposal period	—	(628)	—
Net Income (loss) from discontinued operations	326	(1,005)	—

Net income (loss)	5,061	3,241	(520)

Preferred stock dividend	980	572	—
Preferred stock withdrawal premium	—	454	—
Net income (loss) available to common stockholders	4,081	2,215	(520)

Basic and diluted earnings per share
Net income (loss) per share from continuing operations	0.12	0.10	(0.02)
Net income (loss) per share from discontinued operations	0.01	(0.03)	—
Total net income (loss) per share	0.13	0.07	(0.02)

Basic and diluted weighted average shares outstanding	30,469	30,469	30,469

The accompanying notes are an integral part of these consolidated financial statements.

Triple P N.V.

Consolidated Statements of Shareholders’ Equity

(in thousands of euros exept share amounts)

	Preferred Shares Number			Common shares(1) Amount	Additional Paid-in Capital(1)	Accumulated Deficit	Accumulated Translation	Total Shareholders’
	Number	Amount	Number				Adjustment	Equity
Balance at January 1, 1999	24,000,000	2,178	30,469,345	1,219	62,005	(56,794)	(106)	8,502

Net Income						5,061	—	5,061
Translation adjustment						—	(7)	(7)
Comprehensive income								5,054
Preferred dividend						(980)	—	(980)

Balance at December 31, 2000	24,000,000	2,178	30,469,345	1,219	62,005	(52,713)	(113)	12,576

Net Income	—	—	—	—	—	3,241	—	3,241
Translation adjustment	—	—	—	—	—	—	(1)	(1)
Comprehensive income								3,240
Preferred dividend	—	—	—	—	—	(980)	—	(980)
Withdrawal preferred shares	(24,000,000)	(2,178)	—	—	(8,712)	(454)	—	(11,344)

Balance at December 31, 2001	0	0	30,469,345	1,219	53,293	(50,906)	(114)	3,492

Net loss	—	—	—	—	—	(520)	—	(520)
Translation adjustment	—	—	—	—	—	—	114	114
Comprehensive income								(406)
Preferred dividend	—	—	—	—	—	(572)	—	(572)

Balance at December 31, 2002	0	0	30,469,345	1,219	53,293	(51,998)	0	2,514

(1)  The common shares and additional paid-in capital have been restated for all periods presented to reflect the revision of the par value from Dutch guilders 0.20 per share to EUR 0.04 per share, which occurred during 2001.

The accompanying notes are an integral part of these consolidated financial statements.

Triple P N.V.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2000	2001	2002
	EUR	EUR	EUR
Cash flow from operating activities

Net income (loss) from continuing operations	4,735	4,246	(520)

Adjustments to reconcile net income (loss) to net cash provided by (used in) continuing operations:
Depreciation and amortization	2,149	1,524	1,022
Impairment of fixed assets	—	—	1,019
Provision for doubtful accounts	913	316	268
Provision for inventories	—	104	142
Restructuring reserve	—	—	715
Reserve for losses of discontinued operations	—	628	(628)
Other long-term liabilities	(297)	(943)	262
Currency translation adjustment	—	—	114

Changes in operating assets and liabilities from continuing operations:
Accounts receivable	(719)	1,492	2,933
Inventories	329	288	638
Other current assets	1,778	(4)	1,466
Accounts payable	(477)	(2,674)	609
Accrued liabilities	(195)	546	(1,934)
Customer deposits	497	(1,129)	(704)
Deferred revenue	49	509	(103)

Net cash provided by continuing operations	8,762	4,903	5,299

Net income (loss) from discontinued operations	326	(1,005)	—

Adjustments to reconcile net income (loss) to net cash provided by (used in) discontinued operations:
Depreciation and amortization	139	135	—

Changes in operating assets and liabilities from discontinued operations:
Accounts receivable	539	1,147	597
Inventories	134	38	155
Other current assets	(211)	182	288
Accounts payable	145	(516)	(421)
Accrued liabilities	(512)	(93)	(788)
Customer deposits	(48)	(15)	—
Deferred revenue	252	(11)	(434)

Net cash provided by (used in) discontinued operations	764	(138)	(603)

	Year Ended December 31,
	2000	2001	2002
	EUR	EUR	EUR

Cash flow from investing activities

Property and equipment purchased	(868)	(58)	(1,427)
Intangible assets	(3)	—	—
Decrease in other non current assets	15	—	—
Restricted cash	(351)	329	—

Net cash provided by (used in) investing activities of continuing operations	(1,207)	(387)	(1,427)

Property and equipment purchased, net	(108)	(50)	165

Net cash used in investing activities of discontinued operations	(108)	(50)	165

Cash flow from financing activities

Borrowings under short-term credit facilities	3,236	9,687	6,541
Repayments under short-term credit facilities	(3,236)	(9,687)	(6,541)
Paid lease obligation	(45)	(289)	(485)
Preferred stock dividend	(980)	(980)	(572)
Preferred stock withdrawal	—	(11,344)	—

Net cash used in financing activities of continuing operations	(1,025)	(12,613)	(1,057)

(Increase) decrease cash position of discontinued operations	(457)	(763)	820

Impact of exchange rate on cash	(7)	(1)	—

Increase (decrease) in cash and cash equivalents of continued operations	6,722	(8,275)	3,197

Cash and cash equivalents at beginning of year	2,563	9,285	1,010

Cash and cash equivalents at end of year	9,285	1,010	4,207

Supplemental cash flow information
Cash paid for interest	341	163	417

The accompanying notes are an integral part of these consolidated financial statements.

Triple P N.V.

Notes to Consolidated Financial Statements

December 31, 2002

1

Organization and operations

Triple P is a provider of high quality Information and Communication Technology (‘ICT’) infrastructure solutions for medium and large businesses in the Benelux.These solutions include ICT-consultancy, project management and implementation services, and operational management and maintenance services. The Company’s solutions are compatible with the established products of among others Compaq, Toshiba, IBM, Sun Microsystems, Hewlett Packard, Citrix, Cisco, Nortel, Microsoft, Novell and Oracle.

Until December 31, 2002, Triple P organized its business in three divisions: Systems & Networks, Services, and Software & Systems Integration. The Company’s Systems & Networks Division provided system and network integration consulting and re-sold system and network products. The Company’s Services Division provided consulting, project management and implementation services as well as management services and maintenance services. The Company’s Software & Systems Integration Division provided standard software, implementation and customization and maintenance services in the home-care and publishing markets.  As of January 1, 2003 these three divisions were integrated into a single organization.

2

Basis of presentation and summary of significant accounting policies

Basis of Presentation

The consolidated financial statements are stated in thousands of euros and are prepared in accordance with United States Generally Accepted Accounting Principles (US GAAP).

The consolidated financial statements are prepared using discontinued operations accounting for the Belgian subsidiary, Triple P Belgium N.V./S.A., as the Company decided to discontinue these operations and no longer serve any customer in the Belgian healthcare market.  Further reference is made to Note 5.

Unless indicated otherwise, all financial information in the notes to the consolidated financial statements exclude discontinued operations.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated into euros at the year end exchange rate. Transactions in foreign currencies are translated at the exchange rate in effect at the time of the transaction. The exchange results are recorded under other income and expense in the statement of operations and were insignificant for all periods presented.

The Company has no derivative instruments.

Principles of Consolidation

All significant intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements include the financial statements of Triple P N.V. and the following subsidiaries:

Name	Legal Seat	Ownership %
Active
Triple P Management B.V.	Vianen - The Netherlands	100%
Triple P Nederland B.V.	Vianen - The Netherlands	100%
Triple P Healthcare B.V.	Vianen - The Netherlands	100%
Triple P eActivity B.V.	Zeist - The Netherlands	100%
Mediasystemen B.V.	Haarlem - The Netherlands	100%

Inactive
Triple P Services / B-Catel B.V.	Driebergen - The Netherlands	100%
Telesystems Europe B.V.	Zeist - The Netherlands	100%
Triple P Intellectual Properties B.V.	Vianen - The Netherlands	100%
Triple P Lab Info Systems B.V.	Eindhoven - The Netherlands	100%
F.W. Salomons Holding B.V.	Driebergen - The Netherlands	100%
Omega N.V./S.A.	Mechelen - Belgium	100%
Triple P USA, Inc.	Fairfax - USA	100%

The Company has a minority interest of 41% in Es@s N.V./S.A., a Belgian ICT-company. The investment is accounted for under the equity method of accounting.

Cash and cash equivalents

The Company considers investments in highly liquid debt instruments with original maturities of 90 days or less at the date of purchase to be cash equivalents.

Restricted cash

All cash not directly accessible (legally restricted) are considered to be restricted cash. As of December 31, 2002, restricted cash relates primarily to bank guarantees issued for lease commitments and rental contracts.

Accounts receivable

Accounts receivable are stated at face value, less an allowance for possible doubtful accounts. The Company provides an allowance for possible doubtful accounts based on management’s periodic review of accounts, including the delinquency of account balances.  Accounts are considered delinquent when payments had not been received within agreed upon terms and are written off when management determined that collection is not probable.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market value and consist principally of hardware purchased for resale, spare parts and work in progress less a provision for obsolete and slow-moving inventories.

Property and Equipment

Property and equipment is stated at the acquisition cost less straight-line depreciation. The depreciation is calculated on the basis of acquisition cost less residual value and the estimated useful life of the related asset. The estimated useful lives are:

Office equipment	2-10 years
ERP-software	5 years

Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the item are capitalized and depreciated over the remaining useful life of the asset. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.

Recoverability of long-lived assets

The Company evaluates the carrying value of all long-lived assets whenever events or circumstances indicate the carrying value of assets may exceed their recoverable amounts. An impairment loss is recognized when the estimated future cash flows (undiscounted and without interest) expected to result from the use of an asset are less than the carrying amount of the asset.

Measurement of an impairment loss is based on fair value of the asset computed using discounted cash flow if the asset is expected to be held and used. Measurement of an impairment loss for an asset held for sale would be based on fair market value less estimated costs to sell.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 establishes a single accounting model for long-lived assets to be disposed of by sale consistent with the fundamental provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Under this statement, a long-lived asset that is to be abandoned is considered disposed of when it ceases to be used.

Capital Leases

The Company recognizes capital leases as assets and liabilities in the balance sheet at amounts equal at the inception of the lease to the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between the finance charge and the reduction of the outstanding liability. The finance charge is allocated to periods during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

A capital lease gives rise to depreciation expense for the asset (included in depreciation expense) as well as a finance expense (included in other income and expenses, net) for each accounting period. The depreciation policy for leased assets is consistent with that for depreciable assets that are owned.

Revenue recognition

The Company generates revenues from (i) the design, delivery and installation of ICT-infrastructure systems including third party software, (ii) the provision of maintenance and management services based on service level agreements, (iii) the provision of consulting services and (iv) licensing the rights to its proprietary software products directly to end users either as stand-alone products or as part of a software solution.

Revenue from the design, delivery and installation of ICT-infrastructure systems including third party software is generally recognized on a time and materials basis or when the system has been installed and accepted by the customer. The completed contract method is used for those contracts with customer-specific acceptance criteria and for which the Company does not have sufficient history to enable it to prepare reliable cost estimates. The Company records losses on contracts at the time such losses become known.

Revenue from the providing of maintenance and management services is recognized ratably over the term of the contract period. If maintenance services are included in the software license fee, a portion of the software license fee representing the fair market value of the maintenance services based on the value established by independent sales of such maintenance services to customers is allocated to maintenance revenue and recognized over the period for which the Company is obligated to perform maintenance services.

Consulting services, other than in connection with the design, delivery and installation of ICT-infrastructure systems, are usually performed on a time and materials basis and are recognized as the services are provided.

Proprietary software products are licensed under perpetual license agreements and revenue is recognized when persuasive evidence of an agreement exists, delivery has occurred, the vendors fee is fixed or determinable and collection of the related receivable is deemed probable.  In 2002 the Company had no such revenues.

Customer deposits represent cash received from customers in advance of fulfilling customer purchase orders. Revenue related to such transactions is recognized upon the fulfillment of customer orders. Deferred revenue primarily consists of revenue deferred under maintenance and management contracts. The Company generally invoices its customers in advance and, as discussed above, recognizes revenue on a pro rata basis over the term of the service level agreement.

A provision for warranty costs is recorded upon revenue recognition when appropriate.

Stock Option Plan

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations, in accounting for its fixed plan stock options. Generally, compensation expense is only recorded on the date of grant if the current market price of the underlying stock exceeds the exercise price. Pro forma information regarding net income and net income per share is required by FAS 123 for awards granted after June 30, 1995, as if the Company had accounted for its stock-based awards to employees under the fair value method of FAS 123. The Company’s net income and net income per share would have decreased to the following pro forma amounts if compensation cost for stock options granted under the Employee Plan had been recorded based on the fair value method at the grant dates.

	2000	2001	2002
Net Income (in thousands of euros):
As reported after preferred stock dividend	4,081	2,215	(520)
Deduct: Total stock based compensation expense under the fair value method for all awards	280	146	144
Pro Forma	3,801	2,069	(664)

Net income per share (euros)
Basic and diluted (1) as reported	0.13	0.07	(0.02)
Basic and diluted (1) Pro Forma	0.12	0.07	(0.02)

(1)  Options to purchase 1,690,138,  976,725 and 906,627 shares of common stock were outstanding as of December 31, 2000, 2001 and 2002 respectively.These shares were not included in the computation of diluted earnings per share as the options’ exercise price was greater than the commom shares’ average market price.

Income Taxes

The Company accounts for income taxes following the asset and liability methods which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax bases of assets and liabilities using currently enacted tax rates.

Fair Value of Financial Instruments

The Company considers its cash and cash equivalents, restricted cash, accounts receivable and accounts payable to be its only significant financial instruments and believes that the carrying amounts approximates fair value because of the short maturity of these instruments.

Concentration of credit risk

The Department of Justice in The Netherlands accounted for approximately EUR 24.5 million, or 20%, EUR 32.5 million, or 29% and EUR 30.7 million, or 32%, of consolidated net revenues in the years ended December 31, 2000, 2001 and 2002, respectively.  The Company has a master-contract with the Department of Justice in The Netherlands based on which more than hundred separate purchasing units order ICT-systems they need.

Comprehensive income

Comprehensive income represents net income plus translation adjustments.

Net income (loss) per share

Basic earnings per share are computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period.

Diluted earnings per share have been adjusted for the assumed conversion of all potentially dilutive securities. Potentially dilutive securities are those that do not have a current right to participate fully in earnings but could do so in the future by virtue of their option or conversion rights.The exercise of options or conversion of convertible securities is not assumed if the result would be antidilutive for the period being calculated.

Net income (loss) per share:

(in thousands of euros, except per share amounts)

	Year ended December 31,
	2000	2001	2002
Weighted average common shares outstanding	30,469	30,469	30,469
Dilutive stock options(1)	—	—	—
Diluted number of shares	30,469	30,469	30,469

Net income (loss) from continuing operations	4,735	4,246	(520)
Net income (loss) from discontinued operations	326	(1,005)	—
Net income (loss)	5,061	3,241	(520)
Preferred stock dividend	(980)	(572)	—
Preferred stock withdrawal premium	—	(454)	—
Net income (loss) available to common stockholders	4,081	2,215	(520)

Net income (loss) per share from continuing operations - basic and diluted	0.12	0.10	(0.02)
Net income (loss) per share from discontinued operations - basic and diluted	0.01	(0.03)	—
Total net income (loss) per share available to common stockholders - basic and diluted	0.13	0.07	(0.02)

(1)  Options to purchase 1,690,138, 976,725 and 906,627 shares of common stock were outstanding as of December 31, 2000, 2001 and 2002, respectively.These shares are not included in the computation of diluted earnings per share as the options’ exercise price was greater than the common shares’ average market price.

New accounting policies

In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Intangible Assets.” SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination and the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized, but instead tested at least annually for impairment. The adoption of SFAS No. 141 and 142 did not impact the Company’s financial position, result of operations or cash flows. Per December 31, 2001 and 2002 the Company had no goodwill on its balance sheet.

In August 2001, the FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement addresses the impairment or disposal of long-lived assets and supersedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations, for a disposal of a segment of a business.” SFAS 144 is effective for fiscal years beginning after December 15, 2001. The adoption of this standard did impact the Company’s financial position, result of operations or cash flows.

In June 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement defines the accounting and reporting for costs associated with exit or disposal activities and is effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. SFAS 146 supersedes Emerging Issues Task Force (EITF) issue 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” The Company will adopt SFAS 146 as of January 1, 2003 and does not expect the adoption of the statement to have a significant impact on its financial position, result of operations or cash flows.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods that end after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor’s year-end.  The adoption of this standard did not impact the Company’s financial position, result of operations or cash flows.

In November 2002, the EITF 00-21 “Revenue Arrangements with Multiple Deliverables” was released. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company has not yet determined the impact of the adoption of EITF Issue No. 00-21 on its financial position, result of operations or cash flows.

In December 2002, the FASB Issued Statement No.148, “Accounting for Stock-Based Compensation -Transition and Disclosure -an Amendment of FASB Statement No. 123,” (“SFAS 148”). SFAS 148 amends FASB Statement No. 123, “Accounting for Stock Based Compensation” (“SFAS 123”) and provides alternative methods for accounting for a change by registrants to the fair value method of accounting for stock-based compensation. Additionally, SFAS 148 amends the disclosure requirements of SFAS 123. The statement is effective for fiscal years ending after December 15, 2002, and disclosures are effective for the first fiscal quarter beginning after December 15, 2002. The adoption of this standard did not impact the Company’s financial position, result of operations or cash flows.

3

Balance sheet data

Property and equipment consist of the following

(in thousands of euros)

	At December 31,
	2001	2002
Office equipment	803	540
ERP-software	1,435	1,084
Total property and equipment	2,238	1,624

Changes in property and equipment are as follows

(in thousands of euros):

	Office equipment	ERP-software	Total
Book value January 1, 2002	803	1,435	2,238
Additions, net	311	1,116	1,427
Depreciation	(574)	(448)	(1,022)
Write down	—	(1,019)	(1,019)
Book value December 31, 2002	540	1,084	1,624

Cost value	2,614	1,385	3,999
Accumulated depreciation	(2,074)	(301)	(2,375)
Book value December 31, 2002	540	1,084	1,624

In 2000 the Company selected an ERP-software solution. The latest phase of the implementation has been completed May 1, 2002. The Company invested EUR 496,000, EUR 1,001,000 and EUR 1,116,000 in the years 2000, 2001 and 2002, respectively, for this technology.

During the last quarter of 2002 certain seperately identifiable components of the ERP-software solution were written off as such components will no longer be used by the Company. This write down was a direct result of the streamlining and restructuring of the Company in which the Company’s three former divisions have been integrated into a single organization with one software system. Total impairment in connection with the write down of assets in this respect were EUR 1,019,000 of which EUR 655,000 was recorded as a restructuring charge and EUR 364,000 was recorded as a general and administrative expense (see Note 4).

Inventory consist of the following

(in thousands of euros)

	At December 31,
	2001	2002
Trade goods	3,386	2,911
Other	796	533
Total inventories	4,182	3,444
Provision	(266)	(308)
Total Inventories	3,916	3,136

Prepaid expenses and other current assets consists of the following

(in thousands of euros)

	At December 31,
	2001	2002
Prepaid ERP- software	547	—
Prepaid expenses	1,068	283
Other receivables	1,721	1,587
Total prepaid expenses and other current assets	3,336	1,870

The Company will transfer the prepaid ERP-Software to property and equipment and begin depreciation over a five year period after the ERP-Software comes into use.

Accrued liabilities consist of the following

(in thousands of euros)

	At December 31,
	2001	2002
Accrued payroll (bonus, vacation allowances)	1,663	1,791
Accrued taxes and social security premiums	2,758	1,806
Other accrued liabilities	2,726	1,616
Total accrued liabilities	7,147	5,213

Other long-term liabilities

(in thousands of euros)

	At December 31,
	2001	2002
Deferred gain on sale of building	324	173
Financial lease obligation	678	208
Long-term loan	—	344
Total other long-term liabilities	1,002	725

In 1994, the Company sold a building in a sale leaseback transaction. The deferred gain represents the difference between the sale price as agreed upon by the Company with a third party and the acquisition price of the building. The deferred gain is being amortized over the contractual lease term of the building (10 years).The lease contract expires September 2004.

The Company entered into a loan agreement with Nationale Nederlanden.  Redemption of the loan is in three annual installments until the year 2005.  Interest on the loan accures 4%.

4

Restructuring

The Company applies the criteria defined in Emerging Issues Task Force consensus (EITF) 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”, in determining when a liability for restructuring or exit costs should be recognized. With respect to employee termination costs, authorized plans that have been communicated to the employees involved in a sufficient level of detail for them to estimate their termination benefits. Other exit costs include write down of certain assets and unused leasehold facilities. Related costs are determined based on expected settlement fees and commited payments, taking into account future potential benefits, if any, from those commitments.

The Company applies Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.

The Management Board, with the approval of the Supervisory Board, further streamlined and restructured the Company in the last quarter of 2002. Legally, financially and organizationally, the Company’s three former divisions were integrated into a single organization.  As a result of this restructuring, the Company incurred a restructuring charge of EUR 1,370,000 for the impairment of certain unused assets, the termination of employee contracts and unused leasehold facilities.  As a result of these measures the Company’s annual fixed costs are expected to decrease by about EUR 1.5 million commencing in the 2003 fiscal year.  A discussion of the components of restructuring charge follows.

Impairment of certain assets

The Company’s three former divisions have been integrated into a single organization with one software system. As a result the Company has written down the seperately identifiable elements of the ERP-system that will no longer be used. Total losses incurred in 2002 in connection with the write down of assets as a direct result of the restructuring were EUR 655,000.

Employee contract termination

In connection with the restructuring the Company decided to terminate 29 employee contracts. The total amount provided for and charged to expense in 2002 with respect to this reduction in workforce force was EUR 550,000 which is included in the restructuring reserve at December 31, 2002.  Payments related to employee contract termination are foreseen in 2003.

Unused leasehold facilities

As a result of the reduction in workforce of 29 employees in December 2002, the Company now has vacant office space in its main building. The Company conducted a formal evaluation of the situation based on which management recorded a provision of EUR 165,000 as part of their 2002 restructuring charge and included in the restructing reserve at December 31, 2002. The amount is based on an estimated period of one year for finding a new sub-lessee.

5

Discontinued operations and divestitures

During the year 2001, the Company divested its ITC independent training center business. This divestiture had no significant impact on the results of operations. At the same time the Company decided to stop financing its US subsidiary, Triple P USA Inc.  As a result of this decision the Company no longer transfers cash to the US subsidiary.  In July 2002 the Company began the process to legally dissolve the subsidiary which is expected to be finalized in the second quarter of 2003. Management believes that no reserve is necessary in connection with possible liabilities related to Triple P USA Inc. as all known liabilities have been settled.

In December 2001, the Company decided to discontinue operations of its Belgian subsidiary, Triple P Belgium N.V./SA. As a result of this decision the company no longer serves any customer in the Belgian healthcare market. The Company provided for the estimated loss on disposal of the discontinued Belgian operations an amount of EUR 628,000 representing EUR 578,000 net asset value of the Belgian subsidiary and EUR 50,000 estimated disposal expense. On February 11, 2002 the Company sold its Belgian subsidiary to the Belgian management. In 1997, the Company issued a guarantee to a customer of Triple P Belgium N.V./SA.  The sale and purchase agreement, provided that Triple P N.V. will be subrogated by Triple P Belgium N.V./SA in connection with this guarantee. During 2002, the Company was informed by the Belgian management that the customer accepted the project and accordingly paid the final installment. Although management believes that based on current estimates no provision for potential liabilities is necessary, future events could require management to make adjustments for revisions to these estimates.

The consolidated financial statements of the Company for fiscal years 2000 and 2001 have been reclassified to account for the disposal of the Belgian subsidiary as discontinued operations. Accordingly, the net revenues, costs and expenses, assets and liabilities and cash flows associated with the discontinued operations have been excluded from the respective captions in the accompanying consolidated balance sheet, statement of operations and statement of cash flows.

The following table includes assets and liabilities of discontinued operations which have been excluded from the respective captions in the accompanying consolidated balance sheet (in thousands of euros):

At December 31, 2001
Total assets
Current assets:
Cash	820
Accounts receivable, net	597
Inventories	155
Prepaid expenses and other current assets	288
Total current assets	1,860

Non-current assets:
Property and equipment, net	165
Total non-current assets	165
Total assets	2,025

Total liabilities
Current liabilities:
Accounts payable	421
Accrued liabilities	788
Customer deposits	—
Deferred revenue	434
Total current liabilities	1,643
Total liabilities	1,643

Total net sales and operating results of the Belgian subsidiary prior to the date of discontinuance were EUR 8.0 million and EUR (0.4 million) respectively for the year ended December 31, 2001 and EUR 9.2 million and EUR 0.3 million respectively fot the year ended December 31, 2000.

In the first quarter of 2002 the Company disposed of its interest in the Belgian subsidiary. No expenses were incurred other than the expenses accrued for at December 31, 2001. As of December 31, 2002 there were no remaining assets or liabilities for discontinued operations.

6

Borrowing arrangements

Short-term borrowings

The Company has an euro denominated revolving credit facility agreement with IFN Finance B.V. (ABN-AMRO) whereby the Company may borrow up to 70% of eligible accounts receivable. Borrowings under this facility are secured by the Company’s accounts receivable. Borrowings are subject to a maintenance covenant requiring the ratio of equity to total assets equal at least 15%. IFN Finance issued a waiver for this maintenance covenant allowing the Company to exceed the 15% solvency ratio by December 31, 2003, in exchange for a potential higher interest rate on outstanding loan amounts. Interest on such borrowings accrues at the European Central Bank’s discount rate plus 1.5% with a minimum of 5.25% and is payable monthly. In addition, the Company pays a basic fee of 0.075% of total net revenues including VAT. This credit agreement, which took effect May 18, 2000, was renewed in May 2001 for a period of one year with an automatic renewal for a period of one year. The agreement may be terminated at the end of each period by either party upon expiration of a 90-day notice period.

As of December 31, 2001 and 2002, no amounts were outstanding under this facility with IFN Finance B.V.

7

Commitments and contingencies

Capital leases

The Company and its subsidiaries lease their ERP-software including implementation expense under a capital lease with a lease term of three years that will expire in 2004. Interest on the capital leases accrues between 5.809% and 7.695%.

The following table gives an analysis of assets under capital lease
(in thousands of euros):

	At December 31,
	2001	2002
Equipment at cost	1,497	1,497
Accumulated depreciation	62	772
Net book value	1,435	725

The following table gives the future minimum lease payments for the above capital leases (in thousands of euros):

	At December 31,
	2001	2002
2002	547	—
2003	501	501
2004	214	214
Total minimum lease obligations	1,262	715

Interest	99	37
Present value of minimum obligations	1,163	678

Capital lease obligations
Current	485	470
Non-current	678	208
Total	1,163	678

Operating leases

The Company and its subsidiaries lease their current facilities and automobiles under operating leases that expire at various dates through the year 2007. Part of the leasehold facilities are sub-leased.

Total gross rent expense for the years ended December 31, 2000, 2001 and 2002 was approximately EUR 4,444,000, EUR 3,727,000 and EUR 4,365,000, respectively. Total income from sub-leases for the years ended December 31, 2000, 2001 and 2002 was approximately EUR 712,000, EUR 422,000 and EUR 373,000 respectively.  Total net rent expense for the years ended December 31, 2000, 2001 and 2002 were approximately EUR 3,732,000, EUR 3,305,000 and EUR 3,993,000.

Future minimum annual rental payments under non-cancelable operating leases as of December 31, 2002 (in thousands of euros):

	Gross	Sub-leased	Net
2003	3,733	394	3,339
2004	2,546	273	2,273
2005	1,230	327	903
2006	789	327	462
2007	382	218	164
Thereafter	0	0	0
	8,680	1,539	7,141

Guarantees

The guarantees provided by the Company and its subsidiaries on behalf of third parties amount to EUR 545,000 and relate to bank guarantees issued for lease commitments and rental contracts.

The following table summarizes the Company’s guarantees and its expiration dates (in thousands of euros):

At December 31, 2002

	Total Amount	< 1 year	1-3 years	4-5 years	> 5 years

Guarantees	545	48	312	175	10

Litigation

The Company is engaged as plaintiff or defendant in several lawsuits in The Netherlands and Belgium originating before 2002. Although the Company vigorously defends against these claims it maintains reserves to an amount of approximately EUR 513,000 for specific lawsuits as a matter of course, which represent estimates of its probable liabilities with respect to these specific claims. The Company does not believe that based on current judgement and estimates the outcome in any of these lawsuits individually or in the aggregate would have a material adverse impact on the Company’s business, results of operations or financial condition. As this litigation may take several years to complete future events could require management to make significant adjustments for revisions to these estimates.

8

Employee benefit plan

The Company has a defined benefit pension plan and a defined contribution pension plan.

Defined Benefit Plan

Under the Company’s plan, employee benefits are based on length of service and final yearly pay reduced by government provided retirement benefits. The weighted average discount rate used in determining the actuarial present value of projected benefit obligations was 6%, 5.75% and 5.25% for 2000, 2001 and 2002, respectively. The assumed long-term rate of return on assets was 6%, 5% and 5% for 2000, 2001 and 2002, respectively. The estimated future salary increase was on average 3% for 2000, 2001 and 2002.

Funded status of the Company’s defined benefit plan is as follows:

(in thousands of euros):

	At December 31,
	2001	2002
Vested benefit obligations	3,245	3,841
Non-vested benefit obligations	1	—
Accumulated benefit obligations	3,246	3,841

Projected benefit obligations for services rendered to date	3,433	4,064
Less: Plan assets at fair value, primarily debt-securities	3,592	3,813

Projected benefit obligations in excess of (less than) plan assets	(159)	251
Unrecognized transition gain (loss)	(99)	(83)
Unrecognized actuarial profit	448	91
Net pension liability	190	259

Net pension plan costs are as follows:

(in thousands of euros):

	At December 31,
	2000	2001	2002
Service cost	60	36	40
Interest cost on projected benefit obligations	219	183	201
Actual return on plan assets	(216)	(159)	(182)
Other, net	(33)	(12)	(9)
Net pension cost	30	48	68

Changes in projected benefit obligations are as follows:  (in thousands of euros):

	At December 31,
	2001	2002
Projected benefit obligations at beginning of year	3,482	3,433
Service cost	36	79
Interest cost	183	201
Plan participants contributions	39	—
Actuarial (gains)/losses	148	351
Benefits paid	(30)	—
Other	(425)	—
Projected benefit obligations at end of year	3,433	4,064

Changes in plan assets are as follows:

(in thousands of euros):

	At December 31,
	2001	2002
Plan assets at beginning of year	3,154	3,592
Actual return on plan assets	181	182
Employer contributions	785	—
Plan participants contributions	39	39
Benefits paid	(30)	—
Other	(537)	—
Plan assets at end of year	3,592	3,813

Other changes in Projected benefit obligations and Plan assets are related to the former Aegon plan which was settled in 2001.  No future liabilities exist to this plan.

Defined contribution plan

The Company changed the major portion of its pension plan from defined benefit to defined contribution in 1999. Under the Company’s defined contribution plan the employer contribution is based on the age of employees and final yearly pay reduced by government provided retirement benefits (gross pension salary). The employers contribution varies between 5.5% and 19.5% of gross pension salaries, increasing with the age of employees.

Under this plan the Company contributed EUR 550,000, EUR 491,000 and EUR 658,000 in 2000, 2001 and 2002, respectively.  The increase in 2002 payments were related to 2002 and 2001 pension premiums.

9

Stock option plans

The Company reserved an aggregate of 2,500,000 common shares for issuance under its 1996 Stock Option Plan for employees (the ‘Employee Plan’).The Employee Plan provides for the grant of options to employees (including officers) and consultants of the Company and its affiliates. The Employee Plan provides that the exercise price of options granted under the Plan shall be 100% of the average fair market value of the common shares during a period of five trading days prior to the date of grant plus 0%, 10%, 20% or 30% at the optionee’s choice. The exercise price is determined at date of grant. All options under the plan are immediately exercisable.The maximum term of an option granted under the Employee Plan is five years from the date of grant. Resale to third parties of shares purchased through exercise of an option granted under the Employee Plan is restricted. Only 25% of such shares may be sold in the year following the date the option was granted and in each of the three years following the first anniversary of the date of grant the optionee gains the right to sell an additional 25% of the shares covered by the option. In the event of termination of an optionee’s employment or consulting arrangement, all options that have not been exercised terminate. The Emplyee Plan will terminate in September 2005.

The Company reserved 200,000 common shares for issuance under its 1995 Director Option Plan (the ‘Director Plan’). The Director Plan provides for automatic grants of stock options to Supervisory Directors of the Company. Each person who becomes a Supervisory Director after September 1995, other than individuals who immediately prior thereto served as a Chief Executive Officer of the Company automatically are granted an option to purchase 5,000 common shares of the Company (a ‘First Option’). In addition, each Supervisory Director is automatically granted an option to purchase 10,000 common shares (a ‘Subsequent Option’) on January 1 of each year, provided that he or she has served on the Board for at least three months as of that date. All options granted under the Director Plan are exercisable immediately. Under the terms of the Director Plan, the exercise price of options granted to Supervisory Directors is 100% of the average fair market value of the common shares on the date of grant. Shares purchased upon exercise of a Subsequent Option are subject to a repurchase right. The Company may repurchase at the exercise price of the Subsequent Option any shares purchased by the optionee pursuant to the Subsequent Option if the optionee ceases to be a Supervisory Director of the Company.This repurchase right lapses as to one twelfth of the shares subject to the Subsequent Option for each month that passes after date of grant of the Subsequent Option so long as the optionee remains a Director. All options granted under the Director Plan have a term of five years. In the event of termination of an optionee’s status as a Director, the optionee may exercise his or her remaining options within 90 days of the termination date (or 12 months in the case of termination as a result of death or disability), but in no event later than the expiration date of any such option. The Director Plan will terminate in September 2005.

At December 31, 2002, options to purchase 906,627 common shares are outstanding, comprising 891,627 options under the Employee Plan and 15,000 options under the Director Plan.

Option activity under both Plans is as follows:

	Number of Shares	Outstanding Options Weighted Average Exercise Price
		US$
Balance as of 1 January 1999	1,609,078	2.34

Exercised	—
Forfeited	(148,220)	2.52
Expired	—
Granted	229,280	1.80
Balance as of 31 December 2000	1,690,138	2.25

Exercised	—
Forfeited	(939,913)	2.33
Expired	—
Granted	226,500	0.98
Balance as of 31 December 2001	976,725	1.87

Exercised	—	—
Forfeited	(416,798)	1.77
Expired	(216,325)	2.11
Granted	563,025	0.82
Balance as of 31 December 2002	906,627	1.21

Range of Exercise Prices US$	Number Outstanding at 31 December 2002	Weighted Average Remaining Life	Weighted Average Exercise Price US$
0.50 - 0.99	629,247	3.10	0.87
1.00 - 1.49	—	—	—
1.50 - 1.99	225,880	1.56	1.82
2.00 - 2.49	32,500	0.98	2.40
2.50 - 2.99	—	—	—
3.00 - 3.99	19,000	0.55	3.62
0.50 - 3.99	906,627	2.59	1.21

All options granted under the plans are exercisable immediately.

As permitted under FAS 123, the Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for stock-based awards to employees. Under APB 25, the Company has recorded no compensation expense because at the grant date of the option the fair value of the underlying shares is equal to or less than the exercise price. Pro forma information regarding net income and net income per share is required by FAS 123 for awards granted after June 30, 1995, as if the Company had accounted for its stock-based awards to employees under the fair value method of FAS 123. The Company’s net income and net income per share would have decreased to the following pro forma amounts if compensation cost for stock options granted under the Employee Plan had been recorded based on the fair value method at the grant dates.

	2000	2001	2002
Net Income (in thousands of euros):
As reported after preferred stock dividend	4,081	2,215	(520)
Deduct: Total stock based compensation expense under the fair value method for all awards	280	146	144
Pro Forma	3,801	2,069	(664)

Net income per share (euros)
Basic and diluted (1) as reported	0.13	0.07	(0.02)
Basic and diluted (1) Pro Forma	0.12	0.07	(0.02)

(1)  Options to purchase 1,690,138,  976,725 and 906,627 shares of common stock were outstanding as of December 31, 2000, 2001 and 2002 respectively.These shares were not included in the computation of diluted earnings per share as the options’ exercise price was greater than the commom shares’ average market price.

The fair value of the Company’s stock option awards to employees was estimated using the Black-Scholes option-pricing model assuming no dividends and the following weighted-average assumptions:

	2000	2001	2002
Expected life (in years)	4.60	4.40	4.03
Expected stock price volatility rate	80.0%	80.0%	76.5%
Risk-free interest rate	5.30%	4.50%	4.50%

For options granted in the twelve months ended 31 December 2002, with an exercise price equal to market price of the shares at grant date, the weighted average exercise price and fair value at grant date were estimated at US$ 0.76 and US$ 0.49, respectively. For options granted in the twelve months ended 31 December 2002 with an exercise price greater than the market price of the shares at grant date, the weighted average exercise price and fair value at grant date were estimated at US$ 0.82 and US$ 0.47, respectively.

10

Income Taxes

Income (loss) from continuing operations before income taxes is as follows

(in thousands of euros)

	At December 31,
	2000	2001	2002
The Netherlands	4,733	4,266	(520)
Rest of world	2	(20)	—
Income (loss) before income taxes	4,735	4,246	(520)

Effective tax rate of continuing operations is as follows

(in thousands of euros)

	At December 31,
	2000	2001	2002
Pretax income (loss) from continuing operations	4,735	4,246	(520)
Statutory tax rate	35%	35%	34.5%
Tax expense (income) at statutory rate	1,657	1,486	(179)
Change in valuation allowance	(1,657)	(1,486)	179
Tax expense from continuing operations	—	—	—
Effective tax rate	0%	0%	0%

Deferred tax asset is as follows

(in thousands of euros)

	At December 31,
	2000	2001	2002
Net operating loss carry forward	23,687	19,950	23,066
Statutory tax rate	35%	35%	34.5%
Gross deferred tax asset	8,290	6,983	7,958
Valuation allowance	(7,836)	(6,529)	(7,504)
Net deferred tax asset	454	454	454

The provision for income taxes is calculated based on the statutory tax rate of the applicable fiscal entities for the years ended December 31, 2000, 2001 and 2002. These calculations consider the relevant local regulations for non-tax deductible items.

The operating loss carry forwards available at December 31, 2002 relate to entities in The Netherlands. The statutory tax rate for The Netherlands is 34.5%. The effective tax rate for the Company is 0%.  In 2000 and 2001 the difference between the statutory tax rate and the effective tax rate is primarily caused by utilization of the tax loss carryforwards.  In 2002, the difference between the statutory rate and the effective tax rate was caused by the establishment of additional tax loss carry forwards.

The utilization of the Company’s tax loss carryforwards is subject to various local conditions and regulations including, in many cases, the requirement that the entity utilizing the tax loss carry forwards be the entity that incurred the tax losses. The net operating loss carryforwards have no expiration date.

Management has evaluated evidence impacting the realizibility of its deferred tax assets, which primarily consists of net operating loss carry forwards. Management has considered the Company’s history and forecasts for the future and concluded that it is more likely than not that benefits of these tax loss carryforwards exceeding EUR 454,000 will not be realized in the near term. As a result the company recorded a valuation allowance for the deferred tax assets exceeding EUR 454,000. The deferred tax asset is accounted for under accrued taxes and social security premiums (see footnote 3).

11

Capital stock withdrawal

On August 21, 1997 the Company completed the sale in a private placement of 6,380,000 common shares and 24,000,000 Preferred shares aggregating EUR 22.7 million. The net proceeds of the financing were used to fund costs associated with the September 1996 and June 1997 restructurings, reduce bank indebtedness and increase equity and working capital.

At December 31, 2001, there were 24,000,000 Preferred shares outstanding with no stated term. Each Preferred Share was entitled to a cumulative annual dividend of approximately EUR 0.04 and was entitled to cast one vote at meetings of the Company’s shareholders.The holders of the Preferred Shares had no right to require redemption of such shares. Subsequent to the issuance of the Preferred Shares the Company was granted an irrevocable offer by the investor to withdraw the Preferred Shares at any time for an amount equal to EUR 10.9 million plus (i) accrued and unpaid dividends to the date of withdrawal, and (ii) a withdrawal premium of EUR 0.45 million. Upon redemption of the Preferred Shares, the Investor Call Option, as defined below, would have been terminated upon payment of EUR 0.45 million. Upon the dissolution or liquidation of the Company, the holder of Preferred Shares would have been entitled to payment, after satisfaction of the Company’s debts and before payment of any other class of capital stock, of an amount equal to EUR 0.45 per share plus any accumulated and unpaid dividends for the then current year and any prior years. In addition, the Company issued to the investor purchasing the Preferred Shares an option (the ‘Investor Call Option’) to purchase 360,000 shares of newly issued common stock, representing 90% of the outstanding shares of common stock of the Company’s Triple P Nederland B.V. subsidiary (‘TPN’). The option would have expired August 26, 2002. TPN owns a substantial majority of the assets of the Company and generates a substantial portion of the Company’s net revenues and net income. The Investor Call Option provided that the investor had the right to purchase such 360,000 shares of TPN for an aggregate purchase price of EUR 1.8 million. The Investor Call Option could have been exercised in full at any time without restrictions upon observance of the three months notice period. In addition, if the investor exercised the Investor Call Option, the investor had the right to sell all shares of TPN. In such event, the Company had the option (the ‘Put Option’) to require the investor to purchase the remaining 10% of the shares of TPN held by the Company. The aggregate purchase price that the investor was obligated to pay under the Put Option would be determined pursuant to a formula based upon the proceeds of the sale of all TPN shares.

In 2001 Triple P N.V. effected a financial restructuring. The Company withdrew all outstanding Preferred Shares on August 1, 2001 for an aggregate EUR 11.8 million, representing paid-in capital of EUR 10.9 million, an agreed upon withdrawal premium of EUR 0.45 million and EUR 0.45 million for the cancellation of the Investor Call Option. The Company financed this withdrawal with available surplus cash and by borrowings from its revolving credit facility. By withdrawing these Preferred Shares Triple P N.V. eliminated its obligation to pay a yearly dividend of EUR 1.0 million on the Preferred Shares. As per December 31, 2001, the Company has the obligation to pay a preferred dividend of EUR 572,000 related to the year 2001. This preferred dividend was included in shareholders’ equity as per December 31, 2001.

During 2002 the Company paid the final installment of preferred dividend related to 2001 of EUR 572,000 to the former holders of Preferred Shares.

As of December 31, 2002 the Company has authorized 43,750,000 Common Shares and 19,750,000 Preferred Shares and as of that date 30,469,345 Common Shares and no Preferred Shares were outstanding.

12

Segment information

The Company operates in the Information and Communication Technology (‘ICT’) industry offering computing and network products (‘Systems’), providing consulting, project management and implementation services as well as operational management and maintenance services (‘Services’) and offering software licenses (‘Software’) to customers located primarily in The Netherlands.

The Company evaluates performance based on several factors. Primary financial measures are net revenues and operating income. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 2 of the Notes to the Consolidated Financial Statements.

Summarized financial information concerning the Company’s reportable segments is as follows

(in millions of euros, except number of employees)

	Year ended December 31,
	2000	2001	2002
Net revenues
Systems & Networks	87.5	79.1	66.4
Services	24.1	26.0	24.9
Software & Systems Integration	10.8	5.8	5.1
Total Company	122.4	110.9	96.4

Operating income
Systems & Networks	3.4	1.4	0.3
Services	3.8	3.3	3.0
Software & Systems Integration	(0.7)	0.2	(0.2)
Corporate	(1.2)	(0.4)	(3.0)
Total Company	5.3	4.5	0.1

Number of Employees
Systems & Networks	134	115	86
Services	251	242	242
Software & Systems Integration	85	62	49
Corporate	31	27	25
Total Company	501	446	402

Total assets
Systems & Networks	16.7	12.9	8.9
Services	6.1	8.7	7.4
Software & Systems Integration	3.0	2.2	3.2
Corporate	11.5	2.1	3.5
Discontinued operations	2.7	2.0	—
Total Company	40.0	27.9	23.0

The Company only operates in the geographical area of the Benelux.

Schedule II

Valuation and qualifiying accounts

(in thousands of euros)

	Balance at beginning of period	Charged to cost and expenses	Deductions and write-offs	Balance at end of period
Year ended December 31, 2000
Allowances for doubtful receivables, trade	1,108	913	(284)	1,737
Year ended December 31, 2001
Allowances for doubtful receivables, trade	1,737	316	(898)	1,155
Year ended December 31, 2002
Allowances for doubtful receivables, trade	1,155	268	(221)	1,202